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                       CONSENT OF INDEPENDENT AUDITORS


TCF National Bank Illinois
Plan Sponsor of the 401(k) Plan of the
   Employees of Standard Federal Bank for savings:

We consent to incorporation by reference in the registration statement (No. 33-79202) on Form S-8 of TCF National Bank Illinois, as successor by merger to Standard Financial, Inc., of our report dated June 19, 1998, relating to the statement of assets available for benefits of the 401(k) Plan of the Employees of Standard Federal Bank for savings as of December 31, 1997, and the related statement of changes in assets available for benefits for the year then ended, and related schedules as of and for the year ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 11-K of the 401(k) Plan of the Employees of Standard Federal Bank for savings.

                                           /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
June 26, 1998